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                                                                     EXHIBIT 8.1


                                 April 30, 1999



Puget Sound Energy, Inc.
One Bellevue Center
411 - 108th N.E.
Bellevue, Washington  98004

     Re: Share Exchange of Common Stock of Puget Sound Energy, Inc. and Common Stock of Puget Energy, Inc.

Ladies and Gentlemen:

     We have been asked, as counsel to Puget Sound Energy, Inc., to render this opinion regarding the material U.S. federal income tax consequences of the exchange (the "Share Exchange") of shares of the common stock (the "PSE Common Stock") of Puget Sound Energy, Inc. ("PSE") for shares of the common stock (the "Holding Company Common Stock") of Puget Energy, Inc. (the "Holding Company") pursuant to the terms and conditions set forth in the Proxy Statement/Prospectus dated April 30, 1999 (the "Proxy/Prospectus"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Proxy/Prospectus. This opinion letter is referred to in the subsection of the Proxy/Prospectus entitled "Material Federal Income Tax Consequences," contained within the section entitled "The Holding Company Proposal."

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, the Proxy/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the conclusions set forth below. We have relied, as to matters of fact, upon statements and representations by officers and representatives of PSE contained in that certain PSE Tax Certificate dated the date hereof and upon statements and representations by officers and representatives of the Holding Company contained in that certain Holding Company Tax Certificate dated the date hereof (collectively, the "Tax Certificates"), and upon the assumptions contained herein. Without the Tax Certificates, we would not render this opinion.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury
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Puget Sound Energy, Inc.
April 30, 1999
Page 2


Regulations promulgated thereunder and pertinent judicial authorities and interpretative rulings of the Internal Revenue Service (the "IRS").

                                  Assumptions

     In rendering the opinions set forth below we have assumed that the representations contained in the Tax Certificates and the following statements are true as of the date hereof and as of the Effective Time of the Share Exchange (it being understood that our opinion is conditioned on the written confirmation of the continuing accuracy of the representations contained in the Tax Certificates at the Effective Time):

     (a) No stock or securities will be issued for services rendered to or for the benefit of Holding Company in connection with the Share Exchange, and no stock or securities will be issued for indebtedness of Holding Company.

     (b) The transfer is not the result of the solicitation by a promoter, broker, or investment house.

     (c) The transferors of PSE Common Stock will not retain any rights in the PSE Common Stock transferred to Holding Company.

     (d) No acquisition indebtedness is being assumed.

     (e) Holding Company will not assume any liabilities to which the transferred assets are subject.

     (f) There is no indebtedness between Holding Company and any holder of PSE Common Stock and there will be no indebtedness created in favor of any holder of PSE Common Stock as a result of the Share Exchange.

     (g) The transfers and exchanges will occur under a plan agreed upon before the Share Exchange in which all of the rights of the parties are defined. All exchanges of PSE Common Stock for Holding Company Common Stock will occur on the same date.
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Puget Sound Energy, Inc.
April 30, 1999
Page 3


     (h) There is no plan or intention on the part of Holding Company to redeem or otherwise reacquire any stock or indebtedness to be issued in the Share Exchange.

     (i) Each holder of PSE Common Stock will receive stock, securities or other property approximately equal to the fair market value of the property transferred to Holding Company.

     (j) Holding Company will remain in existence and retain and use the property transferred to it as a holding company. There is no plan or intention by Holding Company to dispose of the transferred property other than in the normal course of business operations.

     (k) Each of the parties to the Share Exchange will pay its or his/her own expenses, if any, incurred in connection with the Share Exchange.

     (l) To the best of Company's knowledge, no Transferor is under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code) and the stock or securities received in the Share Exchange will not be used to satisfy the indebtedness of such debtor.

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Puget Sound Energy, Inc.
April 30, 1999
Page 4


                                    Opinion

     Based on the assumptions set forth above and upon our examination of the Proxy/Prospectus and relevant legal authorities and subject to the discussion contained in the Proxy/Prospectus subsection entitled "Material Federal Income Tax Consequences" it is our opinion that:

     (A) No gain or loss will be recognized by the shareholders of PSE (except for those shareholders who elect to exercise their dissenters' appraisal rights and receive the fair value of their shares in cash) upon the transfer of PSE Common Stock to Holding Company solely in exchange for Holding Company Common Stock.

     (B) No gain or loss will be recognized by the Holding Company or PSE upon the receipt of PSE Common Stock solely in exchange for Holding Company Common Stock.

     (C) For federal income tax purposes, no gain or loss will be recognized by PSE solely as a result of the Share Exchange.

     (D) The basis of the shares of Holding Company Common Stock to be received by the holders of PSE Common Stock will be the same as the basis of the shares of PSE Common Stock surrendered in exchange therefor.

     (E) The holding period of the shares of Holding Company Common Stock to be received by the shareholders of PSE Common Stock will include the period during which the shares of PSE Common Stock exchanged therefor were held provided the shares of PSE Common Stock were held as a capital asset on the date of the Share Exchange.

     (F) Holders of PSE common stock who exercise dissenters' rights will recognize capital gain or loss equal to the difference between the cash received upon the exercise of their dissenters' rights and their tax basis in the PSE common stock, unless the cash received is treated as a dividend, given each holder's particular circumstances.

     (G) The discussion in the Proxy/Prospectus subsection entitled "Material Federal Income Tax Consequences" accurately reflects our opinion as to the material federal income tax consequences of the Share Exchange.
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Puget Sound Energy, Inc.
April 30, 1999
Page 5


     Our opinion is limited to the specific matters described in paragraphs (A) through (G) above. We give no opinion with respect to other tax matters, whether federal, state, local, or foreign, that may relate to the Share Exchange. Although we believe that the opinion covers the material federal income tax consequences of the Share Exchange, it may not address issues that are material to an individual shareholder based on his or her particular tax situation. No ruling will be requested from the IRS regarding the Share Exchange. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not challenge the tax treatment of the Share Exchange.

     We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to the Share Exchange and that such changes could result in a materially different result than the result described in the opinions above.

     This opinion is furnished to you solely in connection with the Share Exchange and is intended for your use and may not be provided to or relied upon by others without our express written consent. We consent to the filing of this opinion as an exhibit to the Proxy/Prospectus and to the reference to us in the Proxy/Prospectus under the caption "Material Federal Income Tax Consequences." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Perkins Coie LLP

                              Perkins Coie LLP